As filed with the Securities and Exchange Commission on March 20, 2026
Registration No. 333–279369

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-10
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NEW GOLD INC.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1000	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))
Suite 3320 Brookfield Place, 181 Bay Street
Toronto, Ontario M5J 2T3
Canada
(416) 324-6000
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
28 Liberty Street
New York, New York 10005
(212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Thomas S. Whelan
New Gold Inc.
Suite 3320 Brookfield Place, 181 Bay Street
Toronto, ON, Canada
(416) 324-6000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.
Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box below):
A.    ☒    upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.    ☐    at some future date (check the appropriate box below)
1.    ☐    pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2.    ☐    pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.    ☐    pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.    ☐    after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

DEREGISTRATION OF SECURITIES
On May 13, 2024, New Gold Inc., a corporation governed by the laws of the Province of British Columbia (“New Gold” or, the “Registrant”), filed a registration statement on Form F-10 (File No. 333-279369) (the “Registration Statement”), registering the sale by the Registrant of common shares, debt securities, subscription receipts, warrants and units of the Registrant (collectively, the “Securities”), and which Securities were issuable in series, or any combination thereof, in amounts, at prices and on terms to be determined at the time of sale to be set forth in one or more prospectus supplements.
Pursuant to a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia), effective March 20, 2026, Coeur Mining, Inc., a Delaware corporation (“Coeur”), acquired all of the issued and outstanding common shares of the Registrant pursuant to a business combination agreement dated November 2, 2025, by and among Coeur, a wholly-owned subsidiary of Coeur and the Registrant.
As a result of the Arrangement, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. This Post-Effective Amendment to the Registration Statement is being filed to deregister all of the securities formerly issuable and registered under the Registration Statement and not otherwise sold by the Registrant as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on March 20, 2026.
NEW GOLD INC.
By:    /s/ Thomas S. Whelan
Name:    Thomas S. Whelan
Title:    Vice President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by or on behalf of the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/s/ Mitchell J. Krebs	President and director	March 20, 2026
Mitchell J. Krebs	(principal executive officer)

/s/ Thomas S. Whelan	Vice President and director	March 20, 2026
Thomas S. Whelan	(principal financial officer)

/s/ Kenneth J. Watkinson	Vice President	March 20, 2026
Kenneth J. Watkinson	(principal accounting officer)

/s/ Anne Beckelheimer	director	March 20, 2026
Anne Beckelheimer

/s/ Travis Murphy	director	March 20, 2026
Travis Murphy

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment to the Registration Statement, solely in its capacity as the duly authorized representative of New Gold Inc. in the United States on this 20th day of March, 2026.
By:    /s/ Donald J. Puglisi
Name:    Donald J. Puglisi
Title:    Managing Director, Puglisi & Associates